Exhibit 99.1

DIAMOND S SHIPPING INC. ANNOUNCES CLOSING OF NEW $525 MILLION CREDIT FACILITY

Greenwich, CT, USA, December 27, 2019. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), announced today that it has closed on a five-year $525 million credit facility, composed of a $375 million term loan and a $150 million revolving credit facility. Proceeds from the new credit facility were used to repay approximately $501 million of the Company’s current outstanding term loans. The new credit facility carries an interest rate of LIBOR plus 2.5%. The repayment profile reflects a 17-year, age-adjusted amortization and the first amortization period begins on March 31, 2020. The covenant structure of the new facility is in-line with current facilities.

“We are pleased that we were able to close on this facility and achieve a number of important goals, particularly given the challenging international environment for ship lending,” said Kevin Kilcullen, Chief Financial Officer. “We have also accomplished a number of other objectives including increasing our available liquidity, lowering our average interest rate margin and improving our financial flexibility to support the growth of Diamond S.”

Craig H. Stevenson Jr., President and CEO, added “Diamond S is fortunate to work with a top tier group of international ship lending banks including Nordea Bank Abp (New York Branch), Crédit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (publ), ABN AMRO, National Australia Bank and BNP Paribas.  We appreciate their continued support through this transaction.”

In connection with the extinguishment of debt, the Company expects to recognize a non-cash charge of approximately $4.1 million representing the write-off of deferred financing costs.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 66 vessels, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S Shipping is one of the largest energy shipping companies providing seaborne transportation of crude oil and refined petroleum products in the international shipping markets. The Company is headquartered in Greenwich, CT. More information about the Company can be found at www.diamondsshipping.com.

Investor Relations Inquiries:

Robert Brinberg

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com